                                                                     Exhibit 12

                          ENRON CORP. AND SUBSIDIARIES
                      Computation of Ratio of Earnings to
                                 Fixed Charges
                             (Dollars in Millions)
                                  (Unaudited)

                                           Three Months
                                               Ended                            Year Ended December 31,
                                           ------------------------------------------------------------------------------
                                              3/31/01         2000           1999          1998        1997        1996
                                           ------------------------------------------------------------------------------
Earnings available for fixed charges
    Net income                                $406          $  979          $1,024       $  703        $105       $  584
    Less:
       Undistributed earnings and
        losses of less than 50%
        owned affiliates                       (17)             20             (12)         (44)        (89)         (39)
       Capitalized interest of
        nonregulated companies                 (16)            (44)            (61)         (66)        (16)         (10)
    Add:
       Fixed charges(a)                        282           1,184             948          809         674          454
       Minority interest                        40             154             135           77          80           75
       Income tax expense                      146             478             137          204         (65)         297
                                           ------------------------------------------------------------------------------
          Total                               $841          $2,771          $2,171       $1,683        $689       $1,361
                                           ==============================================================================

Fixed Charges
    Interest expense(a)                       $270          $1,136          $  900       $  760        $624       $  404
    Rental expense representative
     of interest factor                         12              48              48           49          50           50
                                           ------------------------------------------------------------------------------
          Total                               $282          $1,184            $948       $  809        $674       $  454
                                           ==============================================================================

Ratio of earnings to fixed charges            2.98            2.34            2.29         2.08        1.02         3.00
                                           ==============================================================================

(a) Amounts exclude costs incurred on sales of accounts receivables.